Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of IDI, Inc. on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statements of IDI, Inc. on Forms S-8 (File No. 333-206403, File No. 333-194952, File No. 333-188739 and File No. 333-177025) and Forms S-3 (File No. 333-206402 and File No. 333-205614).

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

March 18, 2016